Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2021 (except for Note 1 and paragraph 5 of Note 16, as to which the date is May 5, 2021, except for paragraph 6 of Note 16, as to which the date is July 7, 2021), in the Registration Statement (Form S-1 No. 333-257038) and related Prospectus of Sera Prognostics, Inc. for the registration of 4,687,500 shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 7, 2021